CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the  first of April 2011 by and between Atlantic Coast Financial Corporation (the “Company”) and Jay S. Sidhu (the “Consultant”), and shall be effective as of the “Effective Date” as hereinafter defined.

Recitals

1.           The Consultant has provided valuable services to the Company while serving as its Executive Chairman.  Subject to receipt of written regulatory approval of this Agreement, the Consultant agrees to voluntarily resign his position as Executive Chairman effective as of the Effective Date but will retain the title of Chairman of the Board. The Company wishes to continue to utilize the Consultant’s knowledge and expertise with respect to the financial services industry by having the Consultant assist the Company in planning and achieving its future growth and profitability objectives.

2.           Following the execution of this Agreement by the Consultant, the Board of Directors of the Company will re-nominate the Consultant as a director for a term expiring in 2014 or when his successor has been duly elected and qualified, and the Board of Directors, subject to the exercise of its fiduciary duties, intends to appoint the Consultant as Chairman of the Board for a term ending at the 2012 annual meeting of stockholders.

3.           The Consultant and the Company have agreed that the Consultant will be retained to provide advice to the Company as a consultant on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Consultant.  The Consultant is hereby retained to provide to the Company and its management such advice on operations, facilities, products, personnel, business and tax planning strategies and any other aspects of the Company’s business or operations as management of the Company shall request from time to time.

2. Term.  The term of this Agreement is the earlier of (i) three (3) years from the Effective Date hereof, and (ii) the date Consultant is no longer a director of the Company.

3. Compensation.  The Consultant shall be paid Eighty-three Thousand Three Hundred Thirty-three Dollars ($83,333.00) per year for his services hereunder, commencing as of April 1, 2011.  Payment shall be made monthly in arrears at the end of each month.  The compensation payable under this Agreement, including the consulting fees in this Section 3 and any incentive bonus payable under Section 10, shall be in addition to the fees earned by the Consultant for his services as Chairman of the Board of the Company.

4. Expenses.  The Consultant shall be reimbursed for his reasonable business expenses incurred in providing consulting services under this Agreement, provided such expenses comply with the Company’s business expense policy.

5. Duties.  The Consultant shall make himself available to the Company’s management and provide advice as reasonably requested.  The parties anticipate that the demand for the Consultant’s services will vary from month to month.  However, it is not expected that on average the Consultant’s duties hereunder will require more than 25 hours per month.

6. Travel.  Except as agreed to by the Consultant, the Consultant will not be expected to travel on behalf of the Company to carry out his duties hereunder.

7. Non-Exclusive.  This Consulting Agreement is non-exclusive and the Consultant is free to offer his services elsewhere so long as they (i) comply with the Company’s Code of Business Conduct and Ethics, dated January 28, 2010 (as may be amended from time to time), and (ii) do not conflict with his duties hereunder.

8. Independent Contractor.  The Consultant is and shall remain an independent contractor.  No employment relationship is intended or created.

9. Regulatory Approval; Effective Date.  The parties agree that the terms of this Agreement relating to compensation and benefits must receive prior written approval or non-objection of the Office of Thrift Supervision (“OTS”).  The Company agrees to submit this Agreement to the OTS for its approval or non-objection promptly (and in no event later than five (5) business days) after execution hereof, and shall use its best efforts to obtain OTS approval or non-objection. Subject to the receipt of written approval of or non-objection to the terms of this Agreement relating to compensation and benefits by the OTS, this Agreement shall be effective as of April 1, 2011 (the “Effective Date”). If such written approval or non-objection is not received by May 31, 2011, all of the Consultant’s benefits, rights and privileges under the employment agreement dated June 25, 2010 (the “Employment Agreement”), which the parties have agreed to hold in abeyance pending OTS’s approval or non-objection of this Agreement, shall once again become operative, and this Agreement shall become null and void unless otherwise agreed to by the parties hereto. Notwithstanding anything to the contrary herein, with respect to the period April 1, 2011 to the date of the OTS’ written approval or non-objection, the Company shall accrue the amount due Consultant pursuant to the provisions of Section 3 hereof, which amount shall be paid to the Consultant within five days subsequent to the Effective Date.

10. Incentive Bonus. Within ten (10) business days following the Determination Date (as defined below), the Company shall pay the Consultant a lump-sum payment of Five Hundred Thousand Dollars ($500,000) as an incentive bonus if the Company reverses (and fully realizes as capital) by December 31, 2014, the entire valuation reserve established by the Company with respect to its net deferred federal and state income tax asset of $20.7 million as of December 31, 2010, and the accounting treatment with respect to the valuation reserve has been agreed to by the Company’s independent accounting firm as being in accordance with generally accepted accounting principles, which determination shall be made no later than sixty (60) days after the end of the quarter in which the entire valuation reserve is reversed (the “Determination Date”). The Consultant and the Company agree and acknowledge that as long as the Consultant is a director of the Company as of three years from the Effective Date, the Consultant shall be eligible to receive the incentive bonus described in this Section 10.

11. Miscellaneous.

(a) Governing Law.  The laws of the State of Florida shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to principles of conflict of laws, but only to the extent not superseded by federal law.

(b) Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original.

(c) Headings.  The section headings have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

(d) Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs and permitted assigns.  If any provision of this Agreement is determined to be invalid or void by any regulatory authority or court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

(e) Amendments and Modifications.  This Agreement may be amended, waived, changed, modified or discharged only by an agreement in writing signed by both parties.

(f) Entire Agreement.  As of the Effective Date, this Agreement shall constitute the entire agreement between the parties, and shall supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties, relating to any matters contemplated by this Agreement, including that certain Employment Agreement, dated June 25, 2010, and any amendment of such agreement, including any amendment required by the OTS and filed as part of the second-step conversion application and any amendment that may be entered into between the date hereof and the Effective Date by the parties thereto; provided, however, the Consultant shall retain any claims for salary and reimbursable expenses due him for services rendered prior to the Effective Date pursuant to the terms of the Employment Agreement which remains unpaid as of the Effective Date.

(g) Termination.  This Agreement may be terminated by written consent of all parties hereto.

(h) Recitals.  The Recitals are a part of this Agreement and are enforceable obligations of the parties hereto.

(i) Assignment.  No party shall transfer or assign any or all of its rights or interests under this Agreement or delegate any of its obligations without the prior written consent of all parties.

(signature page follows)

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ATLANTIC COAST FINANCIAL CORPORATION

By: /s/ G. Thomas Frankland
G. Thomas Frankland
President and Chief Executive Officer

/s/ Jay S. Sidhu
Jay S. Sidhu